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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER: 0-11552
                                                      CUSIP NUMBER: 879913200

(CHECK ONE): /X /Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q / /Form N-SAR

                 For Period Ended: October 31, 1998

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
                             TELEVIDEO, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                             2345 Harris Way
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City, State and Zip Code
                             San Jose, California 95131
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PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b)  The subject annual report or semi-annual report/portion thereof,
/X/ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                             Not Applicable

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

                                               (ATTACH EXTRA SHEETS IF NEEDED)

The primary reason that the Registrant is unable to file its Form 10-K by January 29, 1999 is that it is still awaiting the audited financial statements of one of its investees, the impact of which could have a significant impact on the Registrant's financial results for the fiscal year ended October 31, 1998.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Stanley S. Kim                (408)              955-7733
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            /X/ Yes  / / No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    Explanation: See attached explanation.
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                                TELEVIDEO, INC.
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date:  January 28, 1999.               By: /s/ Dr. K. Philip Hwang
        --------------------------------      --------------------------------
                                               Chairman of the Board and
                                               Chief Executive Officer and
                                               Acting Principal Accounting and
                                               Financial Officer

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                                TELEVIDEO, INC.
                                 FORM 12b-25
                            Dated January 28, 1999

Question (3), Part IV Explanation

     In addition to the usual and expected operating loss for the fiscal year ended October 31, 1998, the Company's results for such year are impacted by two significant events or items which have contributed to a significantly larger loss.

     During the year, one major customer had financial and operational difficulties and the Company's significant account receivable has to be written off.

     In addition, one of the Company's investees has not yet provided the Company with audited financial statements, which the Company must incorporate into its Annual Report on Form 10-K. The delay in receiving financial information from the investee is the primary reason that the Company's
Report cannot be filed by January 29, 1999. The Company has been advised that the investee had a significant loss for the year ended October 31, 1998 and still awaiting financial information.

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